UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             EAGLE BROADBAND, INC.
                           -------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                        --------------------------------
                         (Title of Class of Securities)

                                   269437109
                        --------------------------------
                                 (CUSIP Number)

                                OCTOBER 7, 2003
                        --------------------------------
             (Date of Event Which Requires Filing of This Statement)




 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  [ ]    Rule  13d-1(b)
  [X]    Rule  13d-1(c)
  [ ]    Rule  13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 269437109                                            PAGE 2 OF 5 PAGES
                                                                   ---  ---

1.             NAME  OF  REPORTING  PERSON
               TENACORE HOLDINGS, INC.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 33-0911809
--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               California

--------------------------------------------------------------------------------
               5.   SOLE  VOTING  POWER
                    16,958,338
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED  VOTING  POWER
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE  DISPOSITIVE  POWER
  REPORTING         16,958,338
 PERSON WITH   -----------------------------------------------------------------
               8.   SHARED  DISPOSITIVE  POWER
                    -0-
--------------------------------------------------------------------------------
9.             AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORT
               PERSON
               16,958,338
--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES* [ ]

--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               9.0%

--------------------------------------------------------------------------------
12.            TYPE  OF  REPORTING  PERSON*
               CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM  1(a).    NAME  OF  ISSUER.

               EAGLE BROADBAND, INC.

ITEM  1(b).    ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               101 Courageous Ave.
               League City, Texas 77573

ITEM  2(a).    NAME  OF  PERSONS  FILING:

               TENACORE HOLDINGS, INC.

ITEM  2(b).    ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

               24100 EL TORO RD. PMB 311
               LAGUNA WOODS, CALIFORNIA 92653

ITEM  2(c).    CITIZENSHIP:

               Tenacore Holdings, Inc. is a California corporation

ITEM  2(d).    TITLE  OF  CLASS  OF  SECURITIES:

               Common Stock, par value $.001 per share

ITEM  2(e).    CUSIP  NUMBER:

               269437109

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
               (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);
               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
               (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
               (e) [ ] Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
               (f) [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
               (g) [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
               (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
               (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
               (j)  [ ] Group, in accordance with Section
                    240.13d-1(b)(1)(ii)(J).



                                Page 3 of 5 Pages

                                  SCHEDULE 13G

ITEM  4.       OWNERSHIP:

               (a)  Amount beneficially owned:              16,958,338 shares
               (b)  Percent of class:                       9.0%
               (c)  Number of shares as to which such person has:
                         (i)  Sole power to vote or to direct the vote:
                              16,958,338 shares
                         (ii) Shared power to vote or to direct the vote:
                              0 shares
                         (iii)Sole power to dispose or to direct the
                              disposition of: 16,958,338 shares
                         (iv) Shared power to dispose or to direct the
                              disposition of: 0 shares

ITEM  5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not  applicable.

ITEM  6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not  applicable.

ITEM  8.       IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS OF THE GROUP.

               Not  applicable.

ITEM  9.       NOTICE  OF  DISSOLUTION  OF  GROUP.

               Not  applicable.


ITEM  10.      CERTIFICATIONS.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 4 of 5 Pages

                                  SCHEDULE 13G


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 17, 2003




                                              By:  /s/  Brand Caso
                                                   -----------------------------
                                                   Brand Caso, President


                                Page 5 of 5 Pages